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                                                                       Exhibit 5


                               FAEGRE & BENSON LLP
                             2200 Wells Fargo Center
                             90 South Seventh Street
                          Minneapolis, Minnesota 55402

                                November 2, 2000



CIMA LABS INC.
10000 Valley View Road
Eden Prairie, MN  55344


Ladies and Gentlemen:

         In connection with the proposed registration under the Securities Act of 1933, as amended, of 517,500 shares of Common Stock of CIMA LABS INC., a Delaware corporation (the "Company"), we have examined such corporate records and other documents, including the Registration Statement on Form S-3 relating to such shares (as such Registration Statement may be amended from time to time, the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary for this opinion, and we advise you that in our opinion:

                  1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

                  2. All necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Common Stock by the Company, and, when issued and sold as contemplated in the Registration Statement, such shares will be legally and validly issued and fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus constituting a part of the Registration Statement and to the reference to our firm wherever appearing therein.

                                       Very truly yours,

                                       /s/ Faegre & Benson LLP

                                       FAEGRE & BENSON LLP